EXHIBIT 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors of Glamis Gold Ltd.

We consent to the incorporation by reference in this registration statement of Glamis Gold Ltd. on Form S-8 of our report dated February 6, 2004 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2003 and 2002 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the 2003 Annual Report to Shareholders of Glamis Gold Ltd. incorporated by reference in the annual report on Form 40-F of Glamis Gold Ltd. for the fiscal year ended December 31, 2003.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
June 28, 2004